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                                                                    EXHIBIT 11

                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
               (in thousands, except share and per share information)


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
                                       December 31,         December 31,       December 31,
                                          1994                 1995               1996
                                       ------------         ------------       ------------
Average shares outstanding                 369,808             5,582,385          7,471,151

Net effect of dilutive stock
options and warrants based on
the treasury stock method using
the mid-point of the offering
price of $9.00 per share until the
initial public offering on
August 23, 1996                          1,640,559             1,294,434            480,571

Other                                       98,001                98,001             98,001
                                       ------------         ------------       ------------
                                         2,108,368             6,974,820          8,049,723
                                       ------------         ------------       ------------
                                       ------------         ------------       ------------

Net loss applicable to
common stock                           $   (10,293)         $     (4,544)      $     (2,389)
                                       ------------         ------------       ------------
                                       ------------         ------------       ------------
Net loss per common share              $     (4.88)         $      (0.65)      $      (0.30)
                                       ------------         ------------       ------------
                                       ------------         ------------       ------------

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